Exhibit 99.25(r)(3)

Code of Ethics Policy

Asset Management

TABLE OF CONTENTS

1.	Introduction & Standards of Conduct	4
2.	Fiduciary duty	4
2.1	Fair Dealing and Integrity	5
2.2	Conduct of Personal Trading	5
2.3	Spreading false or misleading rumours	5
2.4	Use of Social networking sites	5
2.5	Disclosure of Client Trading Knowledge	5
3.	Definitions	6
4.	Compliance with law	11
5.	Reporting Violations of this Code	11
6.	Outside Activities	11
6.1	Outside employment	12
6.2	Directorship	12
6.3	Family member positions	12
6.4	Significant ownership	12
6.5	Investment club	12
7.	Gifts and Entertainment	12
7.1	Gifts	13
7.2	Entertainment	14
8.	Personal trading	15
8.1	Disclosure of accounts	15
8.2	Preclearance	15
8.3	Exemptions	16
8.4	Short term trading	18
8.5	Limited Offerings and Initial Public Offerings	18
8.6	Blackout periods - Transactions during Prohibited Periods	18
8.7	Restricted lists	19
8.8	Short Sales	19
8.9	Excessive trading	19
8.10	Trading through Certain Persons	19
9.	Reporting Requirements	20
9.1	Initial Reporting	20
9.2	Quarterly Reporting	21

9.3	Annual Reporting	22
9.4	Reporting for Exempt Securities and Transactions	22
9.5	Duplicate Confirmations and Statements	22
9.6	Acknowledgement of Code and Amendments	22
10.	Identifying New Access Persons	23
11.	Ethics Office	23
12.	Violations and Sanctions	23
13.	Confidentiality	24
14.	Recordkeeping Requirements	24
15.	Amendments to the Code	25
16.	Questions or Concerns	25
17.	Appendix A – Modification History	26
18.	Appendix B-1: North America: Trade preclearance and reporting requirements	27
19.	Appendix B-2: Asia: Trade preclearance and reporting requirements	28
20.	Appendix C – Broker Accounts Types	29
21.	Appendix D: Types of violations	30
22.	Appendix E: US Gifts and Entertainment rules	31

Code of Ethics Policy

1.	INTRODUCTION & STANDARDS OF CONDUCT

This Code of Ethics (“Code”) for asset management sets forth standards of conduct and governs personal trading in securities and certain other activities by Access Persons and, in some circumstances, family members and others in a similar relationship. This Code applies equally to certain employees of the following asset management entities within Sun Life:

•	Sun Life Capital Management (Canada) Inc. (SLC Canada);
•	Sun Life Capital Management (U.S.) LLC (SLC US);
•	Sun Life of Canada, Philippines (SLOCPI);
•	Sun Life Investment Management Asia Ltd (SLIMA);
•	Sun Life Asset Management Company, Inc., Philippines (SLAMCI);
•	Sun Life Investment Management and Trust Corporation (SLIMTC)
•	Sun Life Hong Kong Limited (SLHK);
•	Sun Life Asset Management (HK) Limited; and
•	PT Sun Life Indonesia (SLFI).

Collectively referred to as “asset management” entities or “the firm”.

The asset management entities are indirect, wholly owned subsidiaries of Sun Life (“Sun Life”), a corporation organized in Canada. This Code complements the Sun Life Code of Conduct in its commitment to act with honesty, integrity, professionalism, and ethical culture. This Code also applies to employees of other companies in the Sun Life group of companies, who meet the definition of Access Persons.

2.	FIDUCIARY DUTY

The valid interests of the firms’ clients always take precedence over the personal interests of its personnel. Access Persons owe a fiduciary duty to the firm’s clients and as such, have an obligation to conduct themselves in accordance with the following principles at all times:

1.	Access Persons must avoid placing their personal interests ahead of the interest of the firm’s clients;
2.	Access Persons must avoid actual and potential conflicts of interest between personal activities and firm client activities. If an actual or potential conflict exists and cannot be avoided, Access Persons must provide adequate disclosure of such conflict so that the client may provide informed consent; and
3.	Access Persons must not take advantage of their position at the firm to misappropriate investment opportunities from the firm’s clients.

As such, Access Persons must conduct their personal financial transactions and related activities, along with those persons with whom they share a personal relationship, in a manner that is consistent with this Code and in such way as to avoid any actual or potential conflict of interest(s) with the firm’s clients or abuse of their position of trust and responsibility.

2.1	Fair Dealing and Integrity

It is important to note that even the appearance of conflict or unethical conduct could damage the firm’s and or Sun Life’s reputation for fair dealing and integrity. The policies in this Code reflect the firm’s desire to detect and prevent both actual and potential conflicts of interest.

2.2	Conduct of Personal Trading

Without limiting the fiduciary duty that Access Persons owe to clients, it is considered proper that Access Persons personally purchase and sell securities in the same marketplace as the firm, or its clients. In making personal investment decisions with respect to any security, however, Access Persons must use caution to ensure that the prohibitions of this Code are not violated. Moreover, the policies in this Code may not specifically address every situation involving personal trading.

These policies will be interpreted and applied, and exceptions and amendments may be made by the Ethics Office in a manner considered fair and equitable, but in all cases without placing the interests of the firm or its Access Persons ahead of the interests of the firm’s clients. Accordingly, technical compliance with the requirements of this Code will not insulate Access Persons from scrutiny of, and sanctions for, personal securities transactions that indicate abuse of their fiduciary duty to the firm’s clients.

The firm considers personal trading to be a privilege, not a right.

As an Access Person, extreme care must be exercised to ensure that the provisions and prohibitions of this Code are not violated when making personal investment decisions. Furthermore, personal investing should be conducted in a manner that will eliminate the possibility that Access Persons’ time and attention are devoted to their personal investments at the expense of the time and attention that should be devoted to their duties for and on behalf of the firm.

2.3	Spreading false or misleading rumours

No Access Person shall intentionally engage in the creation, spreading, or using of false or misleading rumours intended to manipulate securities prices.

2.4	Use of Social networking sites

All Access Persons are prohibited from using social networking websites (i.e., Facebook, Linked In, Twitter) in a manner that is inconsistent with the firms’ policies.

2.5	Disclosure of Client Trading Knowledge

No Access Person shall, directly or indirectly, communicate to any person who is not an Access Person any material non-public information relating to SLC Management, Sun Life, asset management entities or any issuer of any security owned by the firm, or its clients, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of the firm, or its clients, except to the extent necessary to effect securities transactions on behalf of the firm, or its clients.

3.	DEFINITIONS

For purposes of this Code, the following definitions shall apply:

1)	The term “Access Person[1]” shall mean any executive, director, officer, or employee of the Asset Management entities, prescribed as such by senior management as a result of such person’s involvement in investment related activities. The term “Access Person” also includes any Sun Life employee (including a temporary employee or intern) who has access to current:

a.	Non-public information regarding the firm’s purchase or sale of reportable securities;
b.	Non-public information regarding the portfolio holdings of the firm and its clients; and/or
c.	Non-public securities recommendations made by Asset Management entities.

Access to such non-public information may be obtained from regular reports on investment activities or securities recommendations; systems (trading, accounting, etc.); databases or shared drives where investments information is stored, or by attending meetings where investment decisions are discussed.

Access Persons include Investment Persons (as defined in Section 3.13) and may also include the following types of personnel depending on their role and responsibilities and their access to non-public information:

•	Client service representatives who communicate investment advice or information to clients.
•	Asset Liability Management or Actuarial personnel who work closely with Investments staff regarding portfolio positioning.
•	Administrative, technical, and clerical personnel if their functions or duties may give them access to non-public information described above.
•	Risk Management personnel who are involved in credit risk analysis, or other types of investment risk analysis.
•	Compliance and Legal staff who may have access to investment information in the course of performing their duties.
•	Other Sun Life employees including temporary employees or interns who, depending upon their role and responsibilities, may have access to non-public information.
•	Any other employee who has otherwise been designated as an Access Person by the Ethics Office and the sponsor of this Code.

Note: Contracts with vendors (consultants, accountants etc.) should contain language that restricts use or dissemination of non-public information learned as a result of their engagement.

[1]	In the US, any persons considered “Supervised Persons” as defined in Section 202(a)(25) of the Investment Advisers Act of 1940 are presumed to be Access Persons under this Code.

Note: Individuals shall be deemed to be Access Persons if they have access to any of the types of information described above in subparagraphs (a) through (c), and will be held accountable for compliance with this Code even if they have not been formally notified that they are Access Persons. The Ethics Office, SMD, Chief Compliance and Risk Officer, SLC Management, SVP, Chief Risk and Compliance Officer, Enterprise Asset Management and the sponsor of this Code may exempt Access Persons from certain obligations under the Code if they determine there is no perceived risk to the firm, or its clients, keeping in mind regulatory requirements. Access Persons shall not include, for purposes of this Code, any employee of any subadviser engaged by any of the Asset Management entities. It is expected that such persons shall instead be subject to the Code of Ethics of such subadviser.

2)	The term “acquisition” or “acquire” includes, without limitation, a purchase or the receipt of any gift or distribution of a reportable security (as defined below).

3)	The term “automatic investment plan” shall mean a program in which regular periodic purchases (or withdrawals) of reportable securities are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4)	The term “beneficial ownership” shall mean a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term “pecuniary interest” generally means the opportunity, directly or indirectly, to receive or share in any profit derived from a transaction in a security, whether or not the security or the relevant account is in such person’s name or held in an ordinary brokerage or retirement plan account. An indirect pecuniary interest in securities would be deemed to exist as a result of:

a.	Ownership of reportable securities by any covered person;

Note: In certain rare cases, the presumption of beneficial ownership of securities held by family members in the Access Person’s household may be rebutted if the CER Committee determines, based on all of the relevant facts, that it is not appropriate to attribute these family members’ securities transactions to the Access Person.

b.	The person’s partnership interest in the portfolio securities held by a general or limited partnership which such person controls;
c.	The existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;[2]
d.	The person’s right to receive dividends from a security even if such right is separate or separable from the underlying securities;
e.	The person’s interest in securities held by a trust under some circumstances; and
f.	The person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term includes: (i) a broad-based index option or future; (ii) a right with an exercise or conversion privilege at a price that is not fixed; and (iii) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

[2]	See Section 240.16a-1(a)(2)(ii)(C) of the Securities Exchange Act of 1934 for certain exceptions.

5)	The “Code of Ethics Review Committee” or “CER Committee” shall be composed of the AVP, Chief Ethics Officer, SMD, Chief Compliance and Risk Officer, SLC Management, SVP, Chief Risk and Compliance Officer, Enterprise Asset Management and representatives of Asset Management entities’ senior management. The members of the CER Committee may appoint additional senior personnel to the CER Committee from time to time as they deem appropriate. The CER Committee will have ultimate decision-making authority on Code-related matters. Should a CER Committee member have a conflict, the relevant member shall abstain from the decision making process.

6)	The term “controlled account” of any person covered under this Code includes but is not limited to:

•	The Employee’s own Accounts and Accounts “beneficially owned” by the Employee;
•	The accounts of any covered persons;
•	Accounts in which the Employee and/or a covered person have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and
•	Accounts (including corporate Accounts and trust Accounts) over which the Employee or a covered person exercises investment discretion or direct or indirect influence or control. For purposes of this definition “direct or indirect influence or control” includes the ability of the Employee to amend or terminate the applicable investment management agreement.

See Appendix C for a more detailed discussion on broker account types. For additional guidance in determining whether an account is reportable, contact a member of the Ethics Office.

7)	The term “covered person” shall mean an immediate family member and/or domestic partner sharing the household with an Access Person, including a child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including civil unions granted to same-sex couples), siblings, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law.

8)	The term “Debt Instrument” shall refer to a contract that serves as a legally enforceable evidence of a debt and the promise of its timely repayment. Examples include government and/or corporate bond.

9)	The term “Discretionary Account” is an account in which the Access Person has given a third party full discretionary management authority and trading rights to execute transactions without consent from the account owner. The third party may decide upon securities, pricing and timing, subject to any limitations in the account owner’s agreement.

10)	The “Ethics Office” shall be prescribed to receive and review reports of purchases and sales by Access Persons, gifts and entertainment and outside business activities, to interpret this Code, and to establish procedures under this Code.

11)	The term “fund” shall mean a registered investment company or a mutual fund.

12)	The term “initial public offering” shall mean an initial offering of securities the issuer of which, immediately before registration, was not subject to the reporting requirements of the relevant jurisdiction.

13)	The term “Investment Person” shall mean any Access Person whose role is a Chief Investment Officer or head of Investments, portfolio manager or as a person who assists the portfolio managers in making investment decisions for the Asset Management entities, including but not limited to, analysts and traders.

14)	The term “limited private offering” shall mean an offering that is exempt from registration under the securities laws of the relevant jurisdiction. These types of securities include private placements such as hedge funds and private pooled vehicles.

15)	The term “material non-public information” with respect to an issuer shall mean information, not yet released to the general public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

16)	The term “personal relationship” shall mean any covered person, or other person(s) with whom the Access Person has had a long standing relationship, where the potential for a beneficial interest or conflict exists.

17)	The term “prevailing regulatory requirements” includes the requirements in the U.S. under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended, Securities Exchange Act of 1934, as amended (“the 1934 Act”), the Sarbanes-Oxley Act of 2002, Title VII of the Dodd-Frank Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of Treasury, and in Canada, the Ontario Securities Act Section 32(2) and Section 119, National Instrument 31-103 Section 11.1

18)	The term “purchase” shall include, but not be limited to, use put or call options that create an obligation to purchase, and the receipt of, through a gift or any other acquisition, a reportable security.

19)	The term “reportable fund” shall mean any fund, other than a money market fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Asset Management entities. Reportable funds include those funds for which a company affiliated with Sun Life serves as investment adviser or subadviser. Please note that investments in MFS, SLGI and SLC Management Funds, Sun Life Prosperity Mutual Funds and other affiliated mutual funds are reportable, including those made through a registered retirement plan or savings plans (i.e. TFSA), except the Sun Life Mandatory Provident Fund Schemes (“MFS Schemes”). For purposes of this section, “control” means the power to exercise a controlling influence over the management or policies of a company, or more than a 25% ownership of the voting securities.

20)	The term “reportable security” means any “security” or similar investment including but not limited to any note, stock, treasury stock, exchange traded fund (“ETF”), reportable fund unit or share, securities related futures contract, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put or call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index (including any interest therein or based on the value thereof), or any put or call option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any evidence of title, certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, or “limited private offering”, as defined in Item 13 of this section, except that “reportable security” shall not include:

a.	Sovereign debt for the country where the Access Person is domiciled;
b.	Guaranteed Investment (Interest) Certificate (GIC) ) or bank issued Certificate of Deposit (CD);
c.	Commercial paper;
d.	High quality short term debt instruments, including repurchase agreements;
e.	Shares of money market funds;
f.	Shares of open-end funds other than reportable funds as defined above;
g.	Shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a reportable fund as defined above;

h.	Evidences of a deposit issued by a registered bank, credit union, loan corporation or trust corporation; and
i.	A contract of insurance, annuity contract or variable unit-linked insurance product issued by a licensed insurance company determined by regulatory authorities to be excluded under prevailing regulatory requirements.

21)	The term “sale” or “sell” shall include, but not be limited to, the use of put and or call options that create an obligation to sell an underlying reportable security, and the making of a gift of a reportable security.

22)	The term “Section Head” or “Line Manager” shall mean the leaders of each Asset Class and business function or their designee, as identified. The Section Head will have the following responsibilities under the Code:

a.	Identifying Access Persons;
b.	Informing of any changes (additions or deletions) in the statuses of Access Persons reporting to them;

c.	Approving/ denying requests for any Entertainment that is above de minimis; and
d.	Approving/ denying any Outside Business Activity that Access Persons reporting to them may wish to get involved in.

23)	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

24)	The term “third party” shall mean any person or entity other than a Sun Life employee or Sun Life itself.

4.	COMPLIANCE WITH LAW

Under prevailing regulatory requirements, Access Persons are prohibited from engaging in the following activities in connection with the purchase or sale of a security held or to be acquired by the Asset Management entities, or its clients:

1.	Use or employ, or attempt to use or employ, any manipulative device, scheme or artifice to defraud;
2.	Make, or attempt to make, any untrue or misleading statement of a material fact or to omit to state a material fact necessary in order to make the statements made not untrue or misleading; or
3.	Engage, or attempt to engage, in any act, practice, or course of business, which operates or would operate as a fraud or deceit upon any person.

In addition, prevailing regulatory requirements require Access Persons to comply with the internal policies and procedures applicable to Access Persons including Sun Life’s Disclosure and Securities Trading policy.

5.	REPORTING VIOLATIONS OF THIS CODE

Access Persons are required to report any violations of this Code promptly to any member of the Ethics Office. The member who receives a report of any violation of the Code must report the violation to the CER Committee.

6.	OUTSIDE ACTIVITIES:

Access Persons must report every activity, described below (see 6.1 through 6.5), that they are, or wish to get involved in. All activities except for the ones covered in Section 6.3 must be precleared.. Certain registered roles (e.g. OSC registrants) have additional responsibilities to disclose all activities, whether for profit or not, that are other than their Asset Management roles (e.g. Director of a company at the request of Sun Life, member of a charity, coach of a sports club etc.).

6.1	Outside employment

All Access Persons are prohibited from accepting any employment, engagement, or affiliation in, or with, any enterprise, business or otherwise, which is likely to interfere materially with the effective discharge of responsibilities to the firm and its clients. Access Persons must obtain preclearance and report any of the abovementioned activities.

6.2	Directorship

All Access Persons wishing to serve on the board of directors of any company must obtain preclearance prior to serving in this capacity. Ethics Office will determine that the board service would not prevent the firm or its Access Persons from satisfying the fiduciary duty owed to clients.

6.3	Family member positions

All Access Persons must report any immediate family members (covered persons regardless of where they reside) who hold officer or director positions with entities that have a business relationship with Sun Life. In addition, all Access Persons are required to report any immediate family member who is considered an Investment Person at their place of employment. All such activities must be disclosed within 10 business days from the start date of the activity or when you become an Access Person.

6.4	Significant ownership

All Access Persons must obtain preclearance and report an ownership interest of 5% or more in a public company or of more than 25% in a private company. Access Persons are required to report on any changes in their ownership (more or drop below 5%) of such company within 3 days after the date of the relevant activity or when they become an Access Person.

6.5	Investment club

No Access Person shall participate in an investment club without obtaining prior written approval from the CER Committee. Given the inherent conflicts, the CER Committee discourages participation in such clubs. If approved, investments made through the club are subject to the Code and its requirements.

7.	GIFTS AND ENTERTAINMENT

Access Persons must not make business decisions that are or appear to be influenced by the giving or accepting of gifts or entertainment. Access Persons are prohibited from soliciting gifts, entertainment and charitable contributions from persons or representatives of persons doing or seeking to do business with the firm or with whom the firm seeks to do business absent a legitimate personal relationship with such person or representative. If an Access Person provides or receives gifts or entertainment from such persons, the following restrictions and reporting thresholds apply:

7.1	Gifts[3]

•	All gifts, given or received, must be reported, regardless of amount (Promotional items valued less than the permissible amounts mentioned below are not reportable).
•	Gifts of cash, including gift cards are not permitted.
•	No Access Person shall accept from, or give any gift to, a US public pension plan or any official thereof with or on behalf of SLC Management (U.S.) LLC without obtaining prior written approval (irrespective of the amount). For more information, please see the Pay to Play policy in the SLC Management US Compliance Manual.
•	No Access Person shall accept from or give any gift to a US labor union or a union official thereof, without obtaining prior written approval (irrespective of the amount).
•	No Access Person shall accept from or give any gift to an ERISA plan fiduciary, without obtaining prior written approval (irrespective of the amount).
•	As required by the Code of Conduct, no Access Person shall accept from, or give any gift to, a federal, state or local government officer, employee or other instrumentality, including but not limited to any such entity requiring lobbyist registration or reporting, without obtaining prior written approval (irrespective of the amount).
•	No Access Person shall give any gift(s) of more than the permissible amount to a single individual (recipient) within a calendar year. The permissible amount is the total of all gifts given to a single recipient within a calendar year.
•	No Access Person shall receive any gift(s) of more than the approved amount from a single organization within a calendar year. The approved amount is the total of all gifts received from a single organization (irrespective of the number of givers) within a calendar year.
•	Regional permissible and total approved amounts for gifts are:

Region	Permissible amount for giving (applies per recipient per year)	Approved amounts for receiving gifts (per employee per organization per year)
USA	U$100	U$175
Canada	C$100	C$200
Hong Kong	C$100	C$200
Philippines	C$50	C$100
Indonesia	C$50	C$100

IMPORTANT NOTE: Access Persons who are SLID registered reps must comply with more restrictive gift limitations imposed by FINRA rules as well as all of the broker dealer’s written procedures.

[3]	Access Persons are permitted to accept “Lai See” or red packets (customary cash gifts that are normally given or received during Chinese New Year) from a third party provided that the value does not exceed the local permissible amount value per red packet, per recipient or per giver. The Lai See or Red Packet must be reported regardless of the amount.

•	If an Access Person receives any gift that might be prohibited under this Code, the Access Person must promptly inform the Ethics Office, and the gift may need to be returned or donated to charity.
•	Gifts provided to a team or shared amongst the team (e.g. gift baskets) are reportable, unless otherwise directed. Shared gifts will not count towards individual gift totals.
•	If you have additional questions on whether a Gift is acceptable or reportable, please contact a member of the Ethics Office.

Please see Appendix E for US specific rules on Gifts.

7.2	Entertainment

•	All entertainment, given or received, that is above de minimis must be reported, regardless of the time of day it was given or received.
•	All entertainment, given or received (such as a meal, sporting event or other similar activity), in excess of de minimis value must be preapproved by the Section Head and the Ethics Office. Apply the greater of cost or market value when entering amounts in the declaration
•	Access Persons are prohibited from giving or receiving airfare and/or lodging.
•	No Access Person shall accept from or give any entertainment to a US public pension plan, or any official thereof, without obtaining prior written approval (irrespective of the amount). For more information, please see the Pay to Play policy in the SLC Management US Compliance Manual.
•	No Access Person shall accept from or give any entertainment to a US labor union or a union official thereof, without obtaining prior written approval (irrespective of the amount).
•	No Access Person shall accept from or give any entertainment to an ERISA plan fiduciary, without obtaining prior written approval (irrespective of the amount).
•	As required by the Code of Conduct, no Access Person shall accept entertainment from, or give any entertainment to, a federal, state or local government officer, employee or other instrumentality, including but not limited to any such entity requiring lobbyist registration or reporting, without obtaining prior written approval (irrespective of the amount).
•	Please refer to the regional de minimis values for Entertainment in the table below. If you have additional questions regarding the Entertainment policy, please contact the Ethics Office.

Region	No reporting or preapproval required (amounts are per person/ per event)	Reporting only (De Minimis amounts) (amounts are per person/ per event)	Entertainment values requiring preapproval (amounts are per person/ per event)
USA	U$0 – U$249	U$250 – U$749	U$750
Canada/ India	C$0 – C$249	C$250 – C$749	C$750
Hong Kong	C$0 – C$24	C$25 – C$249	C$250

Region	No reporting or preapproval required (amounts are per person/ per event)	Reporting only (De Minimis amounts) (amounts are per person/ per event)	Entertainment values requiring preapproval (amounts are per person/ per event)
Philippines	C$0 – C$9	C$10 – C$99	C$100
Indonesia	C$0 – C$9	C$10 – C$99	C$100

IMPORTANT NOTE: Access Persons who are SLID registered reps must comply with more restrictive entertainment limitations imposed by FINRA rules as well as all of the broker dealer’s written procedures.

•	If an Access Person receives entertainment that may be prohibited under this Code, the Access Person must promptly inform the Ethics Office.

•	Business entertainment provided to an Asset Management entities’ employee where a representative from the entertaining firm is not present is considered a gift and subject to the permissible amounts for Gifts under the Code.

Please see Appendix E for US specific rules on Entertainment.

8.	PERSONAL TRADING

8.1	Disclosure of accounts

All Access Persons must disclose all controlled accounts and all holdings in reportable securities (e.g., physical shares you hold), whether or not held in a controlled account. This includes reportable securities held directly with the transfer agent or in a dividend reinvestment plan. Access Persons must disclose the opening or closing of any controlled accounts promptly.

All Access Persons are required to utilize their broker’s electronic direct feed services, wherever available, for transaction reporting in their controlled accounts. Please contact the Ethics Office in order to get the electronic direct feed activated.

8.2	Preclearance

1.	Pre-clearance Procedure[4]. Unless exempt by Section 8.3, each Access Person must obtain approval prior to purchasing or selling any reportable security in a controlled account in which he or she has, or would acquire, beneficial ownership. To obtain prior approval, Access Persons must follow the pre-clearance procedure prescribed by the CER Committee.

Requests for pre-clearance generally will not be granted if the trade is prohibited under the restrictions in Sections 8.6 through 8.8. The reasons for denying preclearance requests are generally confidential and Access Persons are not entitled to an explanation in the event a pre-clearance request is denied.

2.	Trade Execution. Each pre-clearance request that has been approved is valid until the end of the next trading day after the approval is granted. The end of the trading day for any reportable security is the closing time on the exchange where the reportable security is principally traded. If the transaction has not been executed by the end of the specified time, the approval will expire. Access Person can seek another approval if desired.

[4]	Preclearance requirements differ for SLAM-HK Access Persons, they must refer to their Sun Life Asset Management (HK) Limited Compliance Manual for the specific requirements.

3.	Automatic Revocation. If a pre-clearance request is granted, the Access Person may assume that the transaction will not violate this Code unless the Access Person has actual knowledge to the contrary. Investment Persons are always assumed to have knowledge of company trading activities.

If an Access Person receives pre-clearance for a reportable security transaction, then becomes aware that the reportable security:

a.	is being considered for purchase or sale; or
b.	has become the subject of a purchase or sell order for a Asset Management entities’ account, or its client;

the pre-clearance shall no longer be valid for any unexecuted transaction or part of a transaction. If the Access Person’s personal transaction is executed before the Access Person becomes aware of the consideration or order, the transaction will not necessarily be considered to violate the Code. Rather, the CER Committee will review the particular facts and circumstances and make a determination regarding the Access Person’s conduct.

4.	Private Placements. Access Persons must obtain prior approval before participating in a Private Placement. The Ethics Office will consult with the appropriate parties in evaluating the request.

5.	Limit Orders. Access Persons who wish to take advantage of limit orders must receive pre-approval prior to placing the order. They also need to ensure that a valid pre-approval exists at the time the limit order is executed in the market, which might require seeking subsequent pre-approvals. Please contact the Ethics Office if you need assistance with seeking pre-approval.

8.3	Exemptions

A.	Exempt Securities

Transactions in the following types of securities are exempt from the preclearance requirements and trading restrictions set forth in Sections 8.6 and 8.7, but not the reporting requirements set forth in Section 9 of this Code:

a.	Open End Exchange Traded Funds (“ETF”), excluding
•	Single stock ETFs;
•	SLC managed ETFs; and
•	Closed-end ETFs

All of which must be precleared;

b.	Options, futures and structured notes based on a security index;

c.	Unit investment trusts in which the Access Person has no direct or indirect influence or control over the investment portfolio;
d.	Bonds issued or guaranteed by sovereign, provincial governments or supranational issuers (e.g. World Bank);
e.	Securities issued by U.S. government agencies or instrumentalities;
f.	Options granted as part of a stock option plan (please note that subsequent sale of the shares exercised are subject to the pre-clearance and reporting requirements); and
g.	Securities of Sun Life, including securities of reportable funds and other funds that invest in Sun Life securities where such securities are offered by an employee benefit plan for employees of companies in the Sun Life group of companies.

Please see Appendix B for more information.

B.	Exempt Transactions

The types of transactions described below shall be exempt from the preclearance requirements and trading restrictions set forth in Sections 8.4 and 8.6 through 8.8. Transactions of the type described below remain subject to the reporting requirements set forth in Section 9.

a.	Purchase or sale of reportable securities in a discretionary accounts. Note: This exemption is extremely narrow. Access Persons must provide the Ethics Office with paperwork proving that the account is discretionary. An Access Person relying on this exemption must (1) authorize the third party to send duplicate account statements to the Ethics Office; (2) provide information about the trustee or third-party discretionary manager’s relationship to the Access Person; (3) instruct his/her third-party discretionary manager to provide assurance that the Access Person will not provide any direct or indirect influence or control over the account; and (4) certify that he/she has not and will not exercise any direct or indirect influence or control over the account.
b.	Acquisitions or dispositions or purchases or sales of reportable securities as a result of a corporate action or option exercise by counterparties which are non-volitional on the part of the Access Person.
c.	Purchases of reportable securities which are part of an automatic investment plan, but only to the extent that the Access Person makes no voluntary adjustments in the predetermined schedule or allocation. Note: Access Persons must obtain pre-clearance for withdrawals or sell transactions under an automatic investment plan.
d.	Purchases of reportable securities made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Access Person from the issuer.
e.	Tenders of reportable securities pursuant to tender offers that are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class.
f.	Transactions under a dividend reinvestment program.

C.	Other Exemption

Subject to applicable law, the CER Committee may from time to time, grant exemptions from the trading restrictions, pre-clearance requirements, or other provisions of this Code with respect to particular individuals, types of transactions, reportable securities or reportable funds, where such exemptions are appropriate in light of all the surrounding circumstances and in compliance with various regulations. In each case, the transaction or conduct may be subject to special review by the CER Committee and may be subject to additional policies or restrictions intended to ensure that the exemptions are not being used to circumvent the policies and purposes of this Code.

8.4	Short term trading[5]

All Access Persons are prohibited from profiting within 30 calendar days from the purchase and sale of the same or equivalent reportable security or reportable fund that belongs to the security type group, which is traded by the entity/jurisdiction where the Access Person is located, unless it is exempt under Section 8.3. Transactions in securities held [exclusively] in certain firm portfolios (e.g., certain index tracking accounts) may additionally be excluded from this prohibition if the sponsor of this Code determines that doing so is consistent with the Asset Management entities’ duties to their clients. The 30 day period is determined using the LIFO6 method. Profits from such trades must be disgorged (surrendered). Any disgorgement amount shall be calculated by the CER Committee, which calculation shall be binding.

This provision does not apply to transactions effected through an automatic investment plan.

8.5	Limited Offerings and Initial Public Offerings

Access Persons must obtain prior approval from the CER Committee before participating in an Initial Public Offering or in a Limited Offering.

Note: Access Persons are generally prohibited from taking part in such offerings. An exemption from this prohibition may be given only in rare circumstances. Please contact the Ethics Office to determine eligibility.

8.6	Blackout periods - Transactions during Prohibited Periods

No Access Person shall, directly or indirectly, purchase or sell any reportable security in which he or she has, or by reason of such acquires, any beneficial ownership:

i.	Within a period of seven (7) calendar days before and after the day on which the Asset Management entities, or their clients have purchased or sold such security or an equivalent security.
ii.	At a time when: (a) the same security or a security where the underlying reference asset is the same, such as a derivative, is being considered for purchase or sale by the Asset Management entities, or its clients; or (b) Asset Management entities, or its clients have a pending “buy” or “sell” order in that same security or a security where the underlying reference asset is the same. This prohibition continues until that security ceases being considered for purchase or sale or the order is executed or withdrawn. Transactions in securities held [exclusively] in certain firm portfolios (e.g., certain index tracking accounts) may be excluded from this prohibition if the sponsor of this Code determines that doing so is consistent with the firm’s duties to their clients.

[5]	Short term trading requirements differ for SLAM-HK Access Persons, they must refer to their Sun Life Asset Management (HK) Limited Compliance Manual for the specific requirements
[6]	LIFO – Last In, First Out. For trading purposes, Access Persons must calculate the 30 day holding period by using the trade date of the most recently purchased (or shorted) lot of the security and add 30 days to such date. For example – Access Person purchases 100 shares of XYZ stock on January 10 and again on March 1. Sales (at a profit) would not be allowed until April 1, 30 days after the most recent purchase

The system will deny any trade requests that is entered for a security which is on the blackout list.

An Investment Person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trades will cause a prior personal trade to violate this restriction. It would constitute a breach of fiduciary duty and a violation of this Code for an Investment Person to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

The CER Committee will review any extenuating circumstances that may warrant an exception from this restriction. For example, events following an investment person’s personal trade may create an opportunity or necessity for a firm client to trade in the same reportable security. Such events would include, without limitation, a change of circumstance, a liquidation, rebalancing, or other decision initiated by the Asset Management entities or a client, or another similar event that did not exist or was not anticipated by the investment person at the time of the personal trade.

8.7	Restricted lists

The Ethics Office maintains a restricted list of corporate names for which one or more persons within the company may hold material non-public information. The restricted list is confidential. Access Persons are prohibited from trading in any security of an issuer that is on the restricted list and preclearance requests for these securities will be denied.

8.8	Short Sales

No Access Person shall, directly or indirectly, sell any reportable security short, sell a call option to open or purchase a put option to open on any reportable securities in which the Asset Management entities, or its clients have an investment interest. No Access Person shall, directly or indirectly, sell any Sun Life security short, sell a call option to open or purchase a put option to open on any Sun Life security.

8.9	Excessive trading

An unusually high level of personal trading is strongly discouraged and may be monitored and reported to senior management for review. A pattern of excessive trading may lead to action wherein the CER Committee may limit the number of pre-clearance requests that an Access Person may submit within any specified time period.

8.10	Trading through Certain Persons

a.	No Investment person shall, directly or indirectly, execute reportable securities transactions for their personal account through investment adviser, bank or broker-dealer personnel who provide similar services to the Sun Life group of companies as part of their account coverage responsibilities.

b.	No Investment Person shall, directly or indirectly, execute reportable securities transactions on behalf of the Asset Management entities or its clients through individual investment adviser, bank or broker-dealer personnel who have a personal relationship with the Investment Person. All Investment Persons must report any personal relationships with bank or broker-dealer personnel with whom the Asset Management entities do business.

9.	REPORTING REQUIREMENTS

9.1	Initial Reporting

No later than 10 calendar days after becoming an Access Person, each new Access Person shall submit his/her initial reporting requirements in the format prescribed by the CER Committee, providing information current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an Access Person. Currently, the reports are required to set forth the following information:

1.	Account Information The report shall contain the following information with respect to reportable securities in which the Access Person had beneficial ownership during the reporting period[7]:

a.	The name and office of the broker-dealer or bank, or other sponsor maintaining the account and the account number;
b.	Account type;
c.	The name of the primary account holder; and
d.	The date the account was established.

2.	Security Holdings The initial and annual reports shall contain the following information for each reportable securities position held in safekeeping, a controlled account or any other securities account which such Access Person has any beneficial ownership during the reporting period:

The title and type of security, and as applicable, the exchange ticker or CUSIP number, and the number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership;

3.	Certification that the Access Person: (i) has read and understands this Code and recognizes that he or she is subject hereto; (ii) has complied with the requirements of this Code; (iii) has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code; and (iv) has taken the Initial Code of Ethics Training.

[7]	Additionally, Access Persons of SEC-registered “SLC Management” entities must include in their initial holdings report the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities, not only reportable securities, are held for the Access Person's direct or indirect benefit.

9.2	Quarterly Reporting

Each Access Person shall submit a quarterly report in the format prescribed by the CER Committee and not later than thirty (30) calendar days after the end of each calendar quarter, regardless of whether the Access Person has any transactions, brokerage accounts, gifts or entertainment to report for the quarter. An account statement or equivalent statement that shows transactions in reportable Sun Life mutual funds may be submitted in lieu of the individual reporting of such transactions at quarter-end.

Currently, the reports are required to set forth the following information:

Transaction Information. The quarterly report shall contain the following information for each reportable securities transaction in a controlled account or any other securities account which such Access Person has, or by reason of such transactions acquires or disposes of, any beneficial ownership during the reporting period:

a.	The date of each transaction, the title, and as applicable, the exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares or units, and the principal amount of each reportable security or reportable fund involved;
b.	The nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition); and
c.	The price at which each transaction was effected.

Brokerage Account Information. The quarterly report shall contain the following information with respect to any controlled or any other account in which the Access Person had beneficial ownership in which reportable securities transactions were effected during the reporting period:

a.	The name of the broker-dealer or bank with or through whom each transaction was effected;
b.	The account number; and
c.	The account type

Gifts and Entertainment Information8. On a quarterly basis each Access Person is required to report gifts or entertainment given to or received from any third party that does business with the Asset Management entities, or on behalf of the firm’s client, including Sun Life advisors, agents and distributors.

[8]	Sun Life Asia Investment staff and certain employees in the Asia Business Group are Access Persons covered under this Code. To properly effect their reporting requirements under the Code, such Access Persons must consider the business objectives for which the gift or entertainment is provided or received, and undertake whether they relate specifically to an investment business mandate (e.g. broker, etc.). All Code-related gifts and entertainment by such Access Persons must follow the requirements under this Code and report them in a format prescribed by CER Committee. For other types of gifts and entertainment not covered by this Code, such Access Persons must follow their respective local GHE Operating Guideline. When in doubt about the reporting requirements please refer to the Code or reach out directly to the Ethics Office for guidance.

9.3	Annual Reporting

Each Access Person shall submit an Annual report in a format prescribed by the CER Committee. The report shall be due no later than thirty (30) calendar days after the end of each calendar year. The report must include the following information:

•	All holdings in reportable securities as of December 31.
•	All reportable broker accounts[9];
•	All Outside Activity Declarations.

9.4	Reporting for Exempt Securities and Transactions

Section 8.3 describes securities and transactions that are exempt from pre-clearance requirements. However, these securities and transactions generally are not exempt from the reporting requirements set forth in Section 9.

Exception for accounts where there is no control. Transactions information relating to purchases or sales of reportable securities for accounts over which the Access Person has no direct or indirect influence or control (e.g. blind trust) may be excluded from manual reporting as long as the Ethics Office is sent duplicate statements for those account.

9.5	Duplicate Confirmations and Statements

Access Persons are required to direct their brokers to supply or, if that is not possible, personally submit to the Ethics Office, duplicate copies of periodic statements for all controlled accounts or accounts in which the Access Person has a beneficial ownership interest. Access Persons located in Hong Kong, Philippines, Indonesia and India are only required to submit duplicate copies of their periodic statements and confirms if they are considered Investment Persons. Access Persons are required to use electronic broker feeds for all of their brokerage accounts where the direct feed is available. Access Persons are required to direct their brokers to supply the Ethics Office duplicate copies of confirmations and statements for all discretionary accounts. If the duplicate statements are being submitted by your broker, periodically confirm that they are doing so. The Ethics Office retains the right to periodically request statements and confirmations from all Access Persons. Non-submission of account statements may be deemed a violation under this Code.

9.6	Acknowledgement of Code and Amendments

Access Persons must provide a written acknowledgement, in the format prescribed by the CER Committee, that they have received the Code and any amendments.

1.	Initial Receipt. The Certificate of Compliance submitted together with the Initial Code of Ethics Report shall serve as the receipt for initial delivery of the Code.

[9]	Additionally, Access Persons of SEC-registered “SLC Management” entities must include in their annual holdings report the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities, not only reportable securities, are held for the Access Person's direct or indirect benefit.

2.	Subsequent Amendments. The Ethics Office will notify all Access Persons of material amendments to the Code. The Annual Certificate of Compliance will serve as the written acknowledgement of receipt of any amendment to the Code.

10.	IDENTIFYING NEW ACCESS PERSONS

The Section Head is responsible for identifying new Access Persons and ensuring that the Ethics Office is notified about such new Access Persons on a timely basis.

11.	ETHICS OFFICE

The Ethics Office will be responsible for administering the Code of Ethics and fulfil the following duties:

A.	Notification to Access Persons. Inform Access Persons of their duties, and provide them with copies of this Code and any amendments.

B.	Review of Reports. The CER Committee shall from time to time establish such procedures as it deems appropriate for the review of information regarding transactions and holdings of Access Persons. The Ethics Office shall:

1.	Examine the quarterly and annual reports and prepare summary reports of all reporting violations by Access Persons;
2.	Compare pre-clearance requests with portfolio transactions of the Asset Management entities or its clients and determine whether a violation of this Code may have occurred;
3.	Conduct surveillance and monitoring on other substantive provisions of the Code; and
4.	Provide the CER Committee with quarterly reports.

C.	Reporting of Violations. Before making any determination that an Access Person has committed a violation of this Code, the Ethics Office shall give the Access Person an opportunity to supply additional explanatory material relating to the potential violation. If the Ethics Office then determines that a violation of this Code has occurred, the circumstances of the violation will be brought before the CER Committee.

D.	Annual Training. The Ethics Office will conduct annual training and educational sessions. Access Persons are required to attend training sessions and/or continuing education as well as read any applicable materials as instructed. Access Persons are expected to complete the trainings within the time provided. Failure to complete required trainings by calendar year-end may be considered a violation of the Code.

12.	VIOLATIONS AND SANCTIONS

The CER Committee may investigate potential violations of the Code either on its own accord or in response to an inquiry. The CER Committee may determine the required and appropriate scope of an investigation of a potential violation in its sole discretion. The CER Committee will conduct a two-year look back for previous offenses when an Access Person is subject to an investigation. In certain circumstances, the CER Committee will conduct a more rigorous review of all previous offenses. The CER Committee may delegate its investigation to the Ethics Office. When it is determined that a violation has occurred, the CER Committee may impose one or more sanctions. Sanctions may include, but are not limited to, one or more of the following:

•	A reminder memo
•	A management discussion
•	A written Notice of Violation
•	A monetary penalty
•	Reversals of trades
•	Forfeit of profit
•	Suspension of personal trading privileges
•	Suspension or termination of employment
•	Referral to civil or criminal authorities

For a list of potential types of violations, please refer to Appendix D. The CER Committee may take into consideration any mitigating circumstances when applying sanctions.

Any monetary sanction amounts paid by an Access Person under this Code shall go to Sun Life Philanthropy.

13.	CONFIDENTIALITY

Reports of securities transactions hereunder will be made available to OSFI, OSC, SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation or in the CER Committee’s discretion, and may be made available to other civil and criminal authorities. In addition, information regarding material violations of this Code may be provided to clients or former clients of Sun Life or its affiliates as applicable. Lastly, any information regarding activities governed by the Code may be shared with the Access Persons’ manager or others within the Asset Management entities at the discretion of the CER Committee.

14.	RECORDKEEPING REQUIREMENTS

Ethics Office shall maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, the Ethics Office will maintain and preserve the following records in an easily accessible place:

1.	A copy of this Code (and any prior code of ethics that was in effect at any time during the past seven years) for a period of seven years;
2.	A record of any violation of this Code (or any prior Code of Ethics that was in effect at any time during the past seven years) and of any action taken as a result of such violation for a period of seven years following the end of the fiscal year in which the violation occurs, provided that for the first two years such copy must be preserved in an easily accessible place;

3.	A record of all written acknowledgements of receipt of this Code (or any prior Code), and any amendments to this Code (or any prior Code), for each person who is currently, or within the past seven years was, an Access Person covered by this Code;
4.	A copy of each report (or any information supplied in lieu thereof) submitted by an Access Person under this Code for a period of seven years after the end of the fiscal year in which the report is made or the information is supplied, provided that for the first two years such copy must be preserved in an easily accessible place;
5.	A list of all persons who are, or within the past seven years were, required to make reports pursuant to this Code;
6.	A list of all persons who are or were members of any Code of Ethics administering Committees within the past seven years; and
7.	A written record of any decision and the reasons supporting such decision, to approve the acquisition by an Access Person of securities offered in any initial public offering or private placement for a period of seven years following the end of the fiscal year in which the approval is granted.

15.	AMENDMENTS TO THE CODE

•	All material amendments to this Code must be approved by the Code of Ethics Review Committtee.

There may be circumstances where it may be necessary to amend the Code of Ethics. In such instances, the CER Committee grants the AVP, Chief Ethics Officer and the SMD, Chief Compliance and Risk Officer, SLC Management the joint authority to enact amendments to the Code of Ethics. All enacted amendments will be communicated to the CER Committee.

16.	QUESTIONS OR CONCERNS

Access Persons, and others concerned about the meaning or applicability of this Code, are encouraged to bring any questions to the Ethics Office.

17.	APPENDIX A – MODIFICATION HISTORY

Introduced:	October 31, 2013
Reviewed and Updated:	March 26, 2014
Reviewed and Updated:	May 28, 2015
Reviewed and Updated:	February 2, 2016
Reviewed and Updated:	December 9, 2016
Reviewed and Updated:	April 1, 2019
Reviewed and Updated:	June 19, 2019
Reviewed and Updated:	January 1, 2020
Reviewed and Updated:	June 11, 2020
Reviewed and Updated:	November 15, 2022
Reviewed and Updated:	August 29, 2023
Reviewed and Updated:	February 21, 2025

18.	APPENDIX B-1: NORTH AMERICA: TRADE PRECLEARANCE AND REPORTING REQUIREMENTS

Security Type	Requires Pre- clearance	Requires Reporting	Subject to 30 day holding period
Equities	Yes	Yes	No
Open-end Exchange Traded Funds, excluding single stock ETFs	No	Yes	No
SLC Managed Exchange Traded Funds	Yes	Yes	No
Single Stock Exchange Traded Funds	Yes	Yes	No
Closed-end Exchange Traded Fund	Yes	Yes	No
Derivatives on single name equities	Yes	Yes	No
Options, futures and structured notes based on a security index	No	Yes	No
Foreign currency not via options or futures (spot market)	No	No	No
Options and futures on Foreign currency	No	Yes	No
Fixed Income securities	Yes	Yes	Yes
US Municipal Bond	Yes	Yes	Yes
Bonds issued or guaranteed by sovereign, provincial governments or supranational issuers	No	Yes	No
Direct obligations of US and/or Canadian Government	No	Varies	No
Closed-end Funds / REITs	Yes	Yes	No
Open ended Mutual Funds - SLF-MFS affiliated	No	Yes	Yes
Open ended Mutual Funds - (other than SLF-MFS affiliated Funds)	No	No	No
Unit investment trusts which are exclusively invested in one or more open-end funds, none of which are Reportable Funds	No	No	No
Initial Public Offerings	Yes	Yes	Yes
Private Placements	Yes	Yes	n/a
Non-volitional dividend reinvestment transactions	No	Yes	n/a
Corporate action elections for which formal public documents are issued	No	Yes	n/a
Sun Life Shares	No	Yes	No
Bankers acceptances, commercial paper, repurchase agreements, bitcoins, currencies, certificate of deposits, money market funds	No	No	No
Commodities and options and futures on commodities	No	No	No

NOTE: This represents a general summary, specific exceptions as set forth in the Code may apply.

19.	APPENDIX B-2: ASIA[10]: TRADE PRECLEARANCE AND REPORTING REQUIREMENTS

Security Type	Requires Pre- clearance	Requires Reporting	Subject to 30 day holding period
Equities	Yes	Yes	Varies[11]
Open-end Exchange Traded Funds, excluding single stock ETFs	No	Yes	No
SLC Managed Exchange Traded Funds	Yes	Yes	No
Single Stock Open-end Exchange Traded Funds	Yes	Yes	No
Closed-end Exchange Traded Fund	Yes	Yes	No
Derivatives on single name equities	Yes	Yes	Yes
Options, futures and structured notes based on a security index	No	Yes	No
Foreign currency not via options or futures (spot market)	No	No	No
Options and futures on Foreign currency	No	Yes	No
Fixed Income securities	Yes	Yes	Yes
US Municipal Bond	Yes	Yes	No
Bonds issued or guaranteed by sovereign, provincial governments or supranational issuers	No	Yes	No
Direct obligations of US and/or Canadian Government	No	Varies	No
Closed-end Funds / REITs	Yes	Yes	No
Open ended Mutual Funds - SLF-MFS affiliated	No	Yes	Yes
Open ended Mutual Funds - (other than SLF-MFS affiliated Funds)	No	No	No
Unit investment trusts which are exclusively invested in one or more open-end funds, none of which are Reportable Funds	No	No	No
Initial Public Offerings	Yes	Yes	Yes
Private Placements	Yes	Yes	n/a
Non-volitional dividend reinvestment transactions	No	Yes	n/a
Corporate action elections for which formal public documents are issued	No	Yes	n/a
Sun Life Shares	No	Yes	No
Bankers acceptances, commercial paper, repurchase agreements, bitcoins, currencies, certificate of deposits, money market funds	No	No	No
Commodities and options and futures on commodities	No	No	No

NOTE: This represents a general summary, specific exceptions as set forth in the Code may apply.

[10]	Preclearance and 30 day holding period requirements differ for SLAM-HK Access Persons, they must refer to their Sun Life Asset Management (HK) Limited Compliance Manual for the specific requirements

[11]	Will apply to any Business Unit that trades Equities. This includes the Investment Operations in any affiliated organization.

20.	APPENDIX C – BROKER ACCOUNTS TYPES

Account Type	Description	Requires Reporting
College Savings	529 or RESP College savings plans	Yes
Employee Stock Participation Plan	Automatic purchase plan where amount is deducted from the salary	Yes
Brokerage Regular	Account for the purchase of stocks, bonds, options, commodities. Account is subject to taxation.	Yes
Brokerage Discretionary	Account where broker executes all the transaction without first consulting with the Account Owner; or	Yes
Account where investment advisor has trading authority over a brokerage account wherein all the transaction are executed without first consulting with the Account Owner
Automatic Investment Plan	Account that will reinvest dividends in the purchase of more common shares, often fractional interests	Yes
Account that purchases a fixed dollar amount at regular intervals based on a set of instructions
Trust Accounts	Account is discretionary and the securities transactions are handled by a Trust Officer as Trustee	Yes
Safekeeping	Account for recording securities that are outside the scope of regular broker accounts (e.g. paper shares, percentage stake in a private company)	Yes
Retirement-Sun Life	A Sun Life sponsored retirement account that belongs to Sun Life employees (e.g. 401Ks)	Yes
Retirement-Non Sun Life	All retirement accounts of any nature that have the ability to hold reportable security. Account is not subject to taxation.	Yes
Brokerage-TFSA	Brokerage-Tax Free Savings Account not subject to taxation	Yes
Reportable Mutual Funds account	All accounts that hold SLF-MFS affiliated Mutual funds covered under Section 3 (19) above	Yes

NOTE: Preclearance requirements vary on security type. Only Brokerage Discretionary and Automatic Investment Plan account types are generally exempt from preclearance requirement.

21.	APPENDIX D: TYPES OF VIOLATIONS

Below is a list of potential violations of the Code. This list is not exhaustive and is provided by way of example only.

I.	Reporting Violations
•	Failure to file the Initial Code of Ethics Report within 10 days of becoming an Access Person.
•	Failure to file the Quarterly Code of Ethics Attestation & Reporting and Annual Code of Ethics Report within 30 days after quarter-end/year-end.
•	Failure to disclose a controlled account within 10 days.
•	Failure to disclose reportable security and/or corporate actions as part of the Annual Attestation.
•	Failure to disclose reportable Outside Activity.
•	Failure to complete the Annual Code of Ethics training before year-end.

II.	Trading Violations
•	Trading without receiving appropriate pre-clearance or trading outside the approval period (including the blackout period).
•	Trading after being denied approval.
•	Selling a security within 30 days of a purchase of the same security or purchasing a security within 30 days of a short sale of the same security resulting in a profit.
•	Selling a Sun Life security short, selling a call option to open or purchasing a put option to open on any Sun Life security.
•	Failure to have an active trade request at the time of execution of a good till cancel limit order.

III.	Gifts & Entertainment Violations
•	Failure to pre-clear entertainment greater than de minimis.
•	Failure to report gifts and entertainment during the quarter.
•	Failure to pre-clear any gifts or entertainment to a US public pension plan or official thereof.
•	Accepting or giving a gift above the threshold maximum.

22.	APPENDIX E: US GIFTS AND ENTERTAINMENT RULES

Gifts and Entertainment rules		Notes
Preclearance and Report
US Labor Unions and its officials	All gifts and entertainment	Ethics Office will review TAFT Hartley implications
US ERISA Plan or its employees	All gifts and entertainment	Ethics Office will confirm the total amount per year does not cross $250
Government Officials and Government Pension plans	All gifts and entertainment	Ethics Office will have to research permissible amounts by jurisdiction
Foreign Government Officials	All gifts and entertainment	Generally prohibited under FCPA
All other entertainment (calculated per person per event); examples	$750 USD or more	This threshold is based on total spent on the same parties on the same day (meal + sporting event) SLID registered reps must comply with more restrictive limitations imposed by the FINRA rules.
Meal
Sporting event (golf, basketball, baseball)
Reporting
Gifts Received – per year per organization (except low value promotional items)	Up to $175 USD	Include gift baskets, bottles of wine SLID registered reps must comply with more restrictive limitations imposed by the FINRA rules.
Gifts Given - per year per recipient (except low value promotional items)	Up to $100 USD (per FINRA rule)
Entertainment – per person per event	$250 - $749 USD	All entertainment that is exempt from preclearance mentioned above
Prohibited
Gift Cards	Not allowed	All cash equivalent items are prohibited
Cash
Air Fare
Lodging